EXHIBIT 11

                   THE DIANA CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                                 Fiscal Year Ended
                                           April 1,    April 2,  April 3,
                                             1995       1994       1993
                                        (In Thousands, Except Per Share Data)


Primary
  Average shares outstanding.............    3,832      3,631      3,629
  Net effect of dilutive stock options -
   based on the treasury stock method
   using average market price............      ---         96        ---
                                            ------     ------     ------
  Total..................................    3,832      3,727      3,629
                                            ======     ======     ======
  Net earnings (loss)....................  $  (720)   $ 3,453    $ 3,175
                                            ======     ======     ======
  Per share amount.......................  $  (.19)   $   .93    $   .87
                                            ======     ======     ======
Fully diluted
  Average shares outstanding.............    3,832      3,631      3,629
  Net effect of dilutive stock options-
   based on the treasury stock method
   using the greater of average market
   price or year end market price........      ---        230        ---
                                            ------     ------     ------
  Total..................................    3,832      3,861      3,629
                                            ======     ======     ======
  Net earnings (loss)....................  $  (720)   $ 3,453    $ 3,175
                                            ======     ======     ======
  Per share amount.......................  $  (.19)   $   .89    $   .87
                                            ======     ======     ======